Exhibit 99.1

Investor Contact:

The Ruth Group

David Burke

Tel: 646-536-7009

mailto:dburke@theruthgroup.com

Media Contact:

The Ruth Group

Aaron Estrada

Tel: 646-536-7028

aestrada@theruthgroup.com

Evoke Pharma Reports First Quarter 2014 Results

SOLANA BEACH, CA, May 13, 2014 – Evoke Pharma, Inc. (NASDAQ: EVOK), a specialty pharmaceutical company focused on treatments for gastrointestinal (GI) diseases, today announced its financial results for the first quarter ended March 31, 2014.

Dave Gonyer, R.Ph., President and CEO, stated, “We have had a great start to 2014, as we have executed on our clinical strategy and have continued to gain exposure for EVK-001 as a potential treatment for patients that suffer from symptoms of gastroparesis. Notably, we had targeted the first half of 2014 to enroll the first patient in our Phase 3 clinical trial in women with diabetic gastroparesis. The team met that goal in April with the first patient dosed in the trial, which is designed to further demonstrate that our intranasal delivery of metoclopramide is an effective and well-tolerated treatment option. We are well positioned to have top line data by mid-2015 and look forward to sharing these results as they become available.”

“As we continue to focus on the clinical development of EVK-001, we are also building awareness of our product candidate to support the Company’s long-term success. Recently, EVK-001 was recognized at Digestive Disease Week in an oral presentation by Henry Parkman, M.D., Director of the GI Motility Laboratory at the Temple University School of Medicine. Dr. Parkman presented data from our successful Phase 2b study, the largest ever done for metoclopramide, which was well received by the medical community.”

First Quarter 2014 Financial Review

For the first quarter of 2014, net loss was approximately $3.0 million, or $0.49 per share, compared to a net loss of approximately $494,000, or $0.44 per share, for the three-month period ended March 31, 2013.

Research and development expenses totaled approximately $1.9 million for the first quarter of 2014, compared to approximately $111,000 for the first quarter of 2013. The year-over-year increase in research and development expenses was primarily related to preparation costs for the initiation of our Phase 3 clinical trial for EVK-001 and the focus of our staff on clinical activities from capital raising activities, which was our emphasis in the first quarter of 2013.

For the first quarter of 2014, general and administrative expenses were approximately $1.1 million compared with approximately $221,000 for the first quarter of 2013. The increase of approximately $849,000 is primarily related to the addition of general and administrative personnel and other compensation costs and an increase in costs associated with being a public company. In addition, during the first quarter of 2013, the 2012 bonus accrual was reversed due to the election by our board of directors to not pay the 2012 bonus in order to conserve cash.

Total operating expenses for the first quarter of 2014 were approximately $2.9 million compared to total operating expenses of approximately $332,000 for the first quarter of 2013.

As of March 31, 2014, cash and cash equivalents were $21.8 million.

Conference Call and Webcast

Evoke will hold a conference call today, May 13, 2014, at 4:30 p.m. ET to discuss the results. The dial-in numbers are 1-877-407-0789 for domestic callers and 1-201-689-8562 for international callers. The conference ID number for both is 13581341. A live webcast of the conference call will also be available on the investor relations page of the Company’s corporate website at www.evokepharma.com.

After the live webcast, the event will remain archived on Evoke’s website for one year. In addition, a telephonic replay of the call will be available until May 20, 2014. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use event passcode 13581341.

About Evoke Pharma, Inc.

Evoke Pharma is a specialty pharmaceutical company focused primarily on the development of drugs to treat GI disorders and diseases. The Company is developing EVK-001, a metoclopramide nasal spray for the relief of symptoms associated with acute and recurrent diabetic gastroparesis in women. Diabetic gastroparesis is a GI disorder afflicting millions of sufferers worldwide, in which the stomach takes too long to empty its contents resulting in serious digestive system symptoms. Metoclopramide is the only product currently approved in the United States to treat gastroparesis, and is currently available only in oral and intravenous forms. EVK-001 is a novel formulation of this drug, designed to provide systemic delivery of metoclopramide through intranasal administration.

Safe Harbor Statement

Evoke cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of enrollment and top-line data for Evoke’s planned Phase 3 clinical trial of EVK-001 and the potential approval and commercialization of EVK-001 as a new and effective treatment for gastroparesis. The inclusion of forward-looking statements should not be regarded as a representation by Evoke that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in Evoke’s business, including, without limitation: Evoke is entirely dependent on the success of EVK-001, which it commenced a Phase 3 clinical trial in April 2014, and Evoke cannot be certain that it will be able to obtain regulatory approval for, or successfully commercialize, EVK-001; the results observed in female patients with symptoms associated with acute and recurrent diabetic gastroparesis in Evoke’s Phase 2b clinical trial of EVK-001 may not be predictive of the safety and efficacy results in the planned Phase 3 clinical trial; the inherent risks of clinical development of EVK-001, including potential delays in enrollment and completion of clinical trials; Evoke will require substantial additional funding to complete the planned Phase 3 clinical trial of EVK-001 as well as to finance additional development requirements, and may be unable to raise capital when needed; the potential for adverse safety findings relating to EVK-001 to delay or prevent regulatory approval or commercialization; Evoke’s reliance on outsourcing arrangements for many of its activities, including clinical development and supply of EVK-001; the ability of Evoke to obtain, maintain and successfully enforce adequate patent and other intellectual property protection of its product candidate and the ability to operate its business without infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; and other risks detailed in Evoke’s prior press releases and in the periodic reports it files with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Evoke undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

(Financial Statements to follow.)

Evoke Pharma, Inc.

(A Development Stage Company)

Condensed Balance Sheets

	March 31,	December 31,
	2014	2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,835,498	$24,196,691
Prepaid expenses	176,247	234,262

Total current assets	22,011,745	24,430,953
Other assets	555,505	555,505

Total assets	$22,567,250	$24,986,458

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$1,115,853	$284,915
Accrued compensation	385,499	557,399
Current portion of long-term debt	1,442,592	1,442,592

Total current liabilities	2,943,944	2,284,906
Deferred rent expense	15,518	6,830
Long-term debt, net of current portion	1,156,701	1,511,461

Total liabilities	4,116,163	3,803,197
Stockholders’ equity:
Common stock	610	610
Additional paid-in capital	44,097,429	43,874,119
Deficit accumulated during the development stage	(25,646,952)	(22,691,468)

Total stockholders’ equity	18,451,087	21,183,261

Total liabilities and stockholders’ equity	$22,567,250	$24,986,458

Evoke Pharma Inc.

(A Development Stage Company)

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Operating expenses:
Research and development	$1,852,116	$110,981
General and administrative	1,070,479	221,049

Total operating expenses	2,922,595	332,030

Loss from operations	(2,922,595)	(332,030)
Other income (expense):
Interest income	4,055	1,353
Interest expense	(36,944)	(39,315)
Change in fair value of warrant liability	—	(124,000)

Total other income (expense)	(32,889)	(161,962)

Net loss and comprehensive loss	$(2,955,484)	$(493,992)

Net loss per common share, basic and diluted	$(0.49)	$(0.44)

Weighted-average shares used to compute basic and diluted net loss per share	6,002,936	1,133,375